Exhibit 99.1

Two Rivers Water & Farming Company and WaterVault America, Inc. Announce Definitive Agreement for Sale of HCIC Holdings, LLC.

DENVER, Colorado, April 20, 2020 (GLOBE NEWSWIRE) — Two Rivers Water & Farming Company (“Two Rivers”) (OTCQB: TURV), a strategic company that acquires, manages and develops the infrastructure of various agricultural industries including land and water rights, and WaterVault America Inc. (“WaterVault”), an unaffiliated, Colorado Public Benefits Corporation, dedicated to creating sustainable economic development in rural communities, today announced that both companies have entered into a Definitive Agreement for WaterVault to acquire water rights of Cucharas Valley No. 05 Dam and Reservoir (“Cucharas Dam”).

Two Rivers has agreed to sell their controlling 94.7% interest in HCIC Holdings, LLC, which owns 5,062 shares of the 132-year-old, mutual benefit company Huerfano-Cucharas Irrigation Company (“HCIC”), a mutual irrigation company and owner of water infrastructure assets and infrastructure rights in Huerfano County, including the Cucharas Dam. Previously, in 2016 Two Rivers’ Board voted to sell Dam Construction Rights to a separate company, Water Redevelopment, and again in July 2019 the Board voted in favor to sell their controlling interest of their HCIC ownership to WaterVault. The transaction is scheduled to be formally closed by end of April.

The Cucharas Dam is located 13 miles northeast of Walsenburg, Colorado on the Cucharas River, and consists of 22 miles of potential shoreline, water rights of 31,958 acre-feet decreed, 34,404 acre-feet conditional, and 41,200 acre-feet of storage rights.

The agreement between the companies consists of WaterVault paying Two Rivers $500,000 cash, and issuing a $1,000,000 line of credit, 6,000,000 shares of common stock and $58,969,000 of preferred stock in WaterVault. WaterVault will assume the related $10,000,000 debt from Two Rivers and is responsible for securing an estimated $40,000,0000 financing for future Cucharas Dam construction obligations.

In January 2019, the Cucharas Dam’s structure was razed by the Colorado State Office of Engineers as a result of insufficient capital needed to comply with reconstruction.

“Since I joined Two Rivers just over 6 months ago, we have been evaluating strategic repositioning of assets and means of securing financing to rebuild the Cucharas Dam and the Orlando reservoirs in Huerfano County, along with the additional infrastructure to be able to maximize those assets and provide storage on both the Cucharas and Huerfano rivers,” said Greg Harrington, CEO of Two Rivers. “I feel that this transaction with WaterVault offers a strong solution to infrastructure needs, strengthens the overall financial condition of Two Rivers, and simultaneously gives our shareholders a level of continued participation in the Cucharas through WaterVault shares.”

The State of Colorado’s Water Plan (CWP) set a measurable objective to achieve 400,000 acre-feet of municipal and industrial water conservation by 2050 and identified that there is an acute risk of around 20% farmland in the state becoming fallow principally as a result of water depletion.

“The CWP clearly states that Colorado must address projected gaps between future water needs and available water provisions from both the supply side and the demand side. We strongly feel that this agreement with Two Rivers will position our Company to potentially be a major player in helping Colorado reach their objective,” said Steve Polyakov, CEO of WaterVault.

WaterVault’s co-founder, Kosher HVAC Corp., is a certified minority owned business registered with the EPA as a construction contractor that is designated as a Service-Disabled Veteran Owned Small Business (SDVOSB).

“WaterVault has a compelling opportunity as an SDVOSB to engage with government to bring together Colorado’s veteran community with important infrastructure and agricultural progress for rural America communities. We have already started the process of engaging federal and state funded programs purposefully established for developing water and agricultural infrastructure in rural communities.” Polyakov continues, “Water storage infrastructure is critical to water management in an increasingly high volatile environment where climate change has stressed reliable water provisions. Through smoother water supply management, we believe there is a substantial opportunity to preserve endangered agricultural land.”

“I believe WaterVault is the right company to be able to bring the vision of Cucharas Dam rehabilitation project to fruition. There is no better time than now. Our Two Rivers’ team will remain focused on infrastructure expansion of our irrigated farmland and Orlando Reservoir No. 2 water systems. We are also working diligently with Colorado City and our affiliated partnerships pertaining to water supply agreements for real estate development in Huerfano County, Colorado. We are looking forward to sharing more information these projects, as they develop,” Harrington said.

About Two Rivers

Two Rivers Water & Farming Company is a vertically integrated agricultural and water rights company with over a decade of experience focused on building a portfolio of water rights and real estate in Colorado. Two Rivers creates sustainable economic development of infrastructure for land and water delivery in our rural community and invests in agribusiness and water infrastructure assets. Our long-term focus includes capturing valuable water resources needed for farmland irrigation and community development, expanding land holdings and developing the necessary infrastructure to support growth. www.2RiversWater.com

About WaterVault America, Inc.

WaterVault America, Inc. is a Colorado Public Benefits Corporation, specifically formed for rural community economic development through sustainable water and agricultural investments. Their co-founder, Kosher HVAC Corp., is a certified minority owned business registered with the EPA as a construction contractor that is designated as a Service-Disabled Veteran Owned Small Business (SDVOSB). Our mission is to own and re-develop water-related infrastructure in disadvantaged rural communities in Colorado to benefit our communities by creating American jobs through restoration and preservation of irrigated agricultural land and renewal energy.

Forward-Looking Statements

This news release contains “forward-looking statements.”. Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources. There can be no assurance Two Rivers will be able to initiate and operate in accordance with its business plans. These forward-looking statements are made as of the date of this news release, and Two Rivers assumes any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Investor Relations:

Two Rivers Water & Farming Company

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